EXHIBIT 99.2

OPTICAL CABLE CORPORATION, #582214

Second Quarter Earnings 2004

Financial Relations Board

June 14, 2004, 1:30 p.m., ET

Chairperson: Marilyn Meek

Operator	Good afternoon, ladies and gentlemen, and welcome to the Optical Cable second quarter earnings 2004 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need operator assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Monday, June 14, 2004.

I would now like to turn the conference over to Ms. Marilyn Meek from Financial Relations Board. Please go ahead, ma’am.

M. Meek	Thank you. Good afternoon and thank you all for participating on Optical Cable Corporation’s second quarter fiscal 2004 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-445-8453 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation as well as other members of senior management.

Before we begin I’d like to remind everyone this call may contain forward looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward looking statement section of this morning’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilyn, and good afternoon. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, Luke Huybrechts, our Senior Vice President of Operations, and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll start with a few introductory remarks then we will briefly review some of the financial results for the second quarter of fiscal year 2004. We will then comment on some recent developments at Optical Cable and finally we’ll answer as many of your questions as we can.

I would like to remind everyone that Optical Cable Corporation, like a number of other companies, does not provide specific earnings guidance. Having said that, we continue to see signs that the enterprise fiberoptic cable market is gaining some strength. We believe our markets will show annual growth percentages in the single digit range during fiscal year

2004 and until a more complete recovery is underway. That belief is consistent with our year-to-date net sales which increased 2.6% compared to the same period last year and with our second quarter net sales which showed a 9.2% increase over the previous year’s second quarter. We also continue to see higher backorder volumes so far this year.

The pattern in net sales we experienced during fiscal year 2003 and the first half of 2004 are consistent with a return to the seasonality patterns experienced by the company prior to fiscal year 2001. Specifically, net sales historically were relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. We expect that pattern to continue during the remainder of this year.

We continue to believe our market position is solid and improving relative to the competition. As stated in prior quarters, we are focused on increasing profitable sales ahead of the market and continue to take steps towards that goal. Such steps include appropriate investments in infrastructure and expenditures designed to increase our market penetration.

Now let’s review the results for the second quarter.

For the second quarter of fiscal 2004, we reported net income of $57,000, or 1 penny per share. This compares to net income of $133,000, or 2 cents per share for the same period last year.

On a year-to-date basis we reported net income of $101,000, or 2 cents per share for the first half of fiscal 2004 compared to a net loss of $19,000 or a de minimus amount per share for the comparable period of 2003.

Net sales for the second quarter of fiscal 2004 increased 9.2% to $10.7 million from $9.8 million for the same period last year. Sequentially net sales for the second quarter of fiscal year 2004 increased 13.9% compared to net sales of $9.3 million for the first quarter of this year.

This quarter-over-quarter increase was expected. You will recall as we discussed last quarter, some orders had originally been planned for shipment in Q1 2004 were delayed due to harsh weather conditions until Q2 2004.

Net sales for the first six months of fiscal 2004 increased 2.6% to $20 million from $19.5 million for the first six months of fiscal 2003.

Gross profit as a percentage of net sales for the second quarter of 2004 was 39.2% compared to 39.5% for the same period in 2003. This compared to a gross profit margin for the first quarter of 2004 of 39%.

On a year-to-year basis the company’s gross profit margin increased to 39.1% compared to 37.7% for the first six months of fiscal 2003.

As I have stated in previous earnings calls, we expect our gross margins to be in the 34% to 35% range over the longer term. We have tended to be at the higher end and that may continue.

That said, Optical Cable will continue to make efforts to sell higher margin products into targeted markets and to control manufacturing costs as appropriate.

The higher than expected gross profit margin during the second quarter of fiscal year 2004 was the result of the sale of a mix of products with higher margins during the period.

You will recall that the higher gross margin during the prior quarter was primarily the result of the sale of inventory which had previously been estimated to have a lower net realizable value compared to its manufactured cost.

Selling, general and administrative expenses excluding shareholder litigation expenses incurred during fiscal year 2003 for the second quarter of fiscal 2004 increased to $4.1 million compared to $3.4 million for the same period last year. SG&A expenses for the first six months of fiscal year 2004 increased to $7.6 million from $6.6 million for the first six months of fiscal 2003.

The two largest elements of the net increase in SG&A expenses were compensation costs and marketing and advertising expenditures which together represented over 80% of the net increase during the second quarter of fiscal 2004 compared to the same period last year.

Marketing and advertising expenses increased as a result of the company’s efforts to increase market penetration including efforts associated with the company’s market segment initiatives.

Compensation costs increased during the period as a result of costs associated with the company’s market segment initiatives, hires during fiscal year 2003 not fully reflected in expenses during the first six months of fiscal 2003, increases in commissions as net sales have increased and costs associated with the expensing of restricted incentive stock grants among other items. As previously disclosed, during fiscal 2004 the company began using restricted stock grants as management incentives in lieu of stock options. Generally restricted stock grants are expensed over the vesting period of the grant where stock options historically have not been expensed.

One element of our strategy continues to include building Optical Cable’s infrastructure and team to ensure Optical Cable’s long term profitability and success as a leading manufacturer of fiberoptic cable for the enterprise market. At the same time we intend to monitor expenses and make adjustments as appropriate.

We believe that we are only beginning to see the benefits of our market segment initiatives and other ongoing initiatives which we believe have not only contributed to net sale increases, but also to improve market position.

We continue to monitor all of our expenses including SG&A in order to keep costs down, but are also working toward building a stronger company for the future. We have added and will continue to add as necessary appropriate personnel and resources that will permit us to increase sales and profitability over the long term.

With respect to our bank debt we are pleased to report that at the end of this quarter we continue to have no outstanding debt on our bank line of credit. Additionally, we have a cash balance of over $2.1 million.

You may recall that Anicom, a former customer that is in bankruptcy, filed a complaint against us in January 2003 seeking to avoid and recover certain alleged preferential payments for products in the approximate amount of $1.1 million made to us during the 90 day period preceding Anicom’s bankruptcy filing.

During the second quarter of 2004 we reached an agreement related to the Anicom preference action. Terms of the settlement agreement are subject to court approval and provide that we will pay $10,000 as full settlement on the claim.

We are pleased that we are able to continue to operate profitably while others in our industry are not. We’re also pleased that we appear to be gaining market position. However, we continue to seek to improve our overall financial results and your management team is committed to further increasing sales and profitability.

While we will continue to monitor our expenses, we will also continue to make appropriate expenditures to build our infrastructure and to ensure our long term profitability. Such expenditures impacted our net income in the second quarter 2004.

Now that I’ve discussed some financial results, I also want to talk a little bit about some recent developments at Optical Cable.

First, last month I announced to our employees organizational changes designed to accelerate the accomplishment of our strategic goals, to further enhance the already exceptional service, responsiveness and value we provide to our customers, and to further align responsibility with measured accountability within each team and among the teams.

Major aspects of the reorganizational changes include we’ve combined the marketing and sales teams to further align responsibility for sales and factors influencing sales. Charlie Carson is leading the marketing and sales team as our Senior Vice President of Marketing and Sales.

Second, we created an operations team consisting of manufacturing, a new technology and engineering team, and quality assurance and quality control. As you may expect, some of these departments already existed. The real change is the new technology and engineering team which is an expansion of our existing engineering team.

Luke Huybrechts is leading the operations team as our Senior Vice President of Operations. The responsibility for operations is not new to Luke as he has been overseeing this part of the company in an active capacity for some time.

Three, we created a new technology and engineering team to enhance our existing engineering capabilities. The team mission includes a customer support function to further improve our already outstanding customer service. The new team will be led by Ted Leonard as our Vice President of Technology and Engineering. Ted formally was our Vice President for Domestic Sales, a position that we don’t intend to fill.

We have also rolled out our new website recently. The website represents a substantial upgrade to our prior site. I encourage each of you to visit the site when you get a chance and also feel free to refer any friends you may have that are in need of optical cable to our site.

As discussed in our proxy statement, effective as of the annual meeting of shareholders on March 9, 2004, one member of the audit committee did not meet the new requirements for independence under the Securities Act. . . the Securities Exchange Act of 1934 as amended by the Sarbanes-Oxley Act of 2002. As a result of this lack of independence, the member resigned from the Audit Committee as planned effective as of the annual meeting.

The NASDAQ stock market requires that Audit Committees of NASDAQ national market listed companies consist of at least three members and our Audit Committee currently consists of two independent directors to meet the NASDAQ and SEC requirements. As a result we are not in compliance with the NASDAQ stock market rules effective March 9, 2004. On March 5, 2004 we notified the NASDAQ stock market of our pending noncompliance. NASDAQ has notified us that we have been granted an extension of time to achieve compliance.

On or before June 28, 2004 we must submit to NASDAQ documentation including biographies of any proposed directors evidencing compliance. At this time we believe we will appoint a new member of the Board of Directors and fill the newly created vacancy on the Audit Committee within the grace period the NASDAQ stock market has allowed us or any extension thereof.

At this time, we’re happy to answer questions. Marilyn, if you could please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	Sure, Neil. First, I would just like to remind everyone we will be taking questions only from analysts and fund investors and in the interest of time, each person wishing to ask questions will be permitted to ask two questions. We will allow for additional questions at the end if there is time. Operator, could you give the instructions?

Operator	Thank you, ma’am. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star followed by the one on your pushbutton telephone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a 3-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Kevin Wenck. Please state your company name followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	Aside from what the stock’s doing I actually think it’s a pretty good quarter with the revenue growth, so don’t have your feelings hurt.

The first question is you’ve now had nice gross margins two quarters in a row. I know you’ve mentioned that longer term that could trend back to the 34% to 35% level, but in the call you also mentioned that they could stay around where they are. Maybe you could help us out by giving us some scenarios as to how you see this playing out over the next two to three quarters.

N. Wilkin	Sure. I feel most comfortable with the targeted 34% to 35% range for a couple of reasons. First, you’ll recall in the first quarter we were outside of that range and higher because we had some unusual sales of inventory that had previously been written off to what we had believed to be the net realizable value. And so while in the second quarter the margins are higher, because of what caused the increase in the first quarter, that may not be indicative of what we would experience going forward.

Now the good news is and what we’re focused on is our market segment initiatives and a number of those targeted markets include opportunities to sell value-added products at higher margins. And so while I hope that we can achieve higher margins and we’ll continue to work towards that end, I feel most comfortable with the 34% to 35% margin target at least at this point. I don’t have significant visibility to anything higher.

K. Wenck	Well the follow up to that, how much did the market segment initiative do you feel add to the gross margin in the latest quarter by the success that you’re having with those initiatives?

N. Wilkin	I think that although I don’t have the quantified amount right in front of me, Kevin, I feel that those initiatives which include sales of higher end products into the military for example are what’s making up the difference between our targeted 34% to 35% range and what we’re actually seeing.

K. Wenck	Okay. My second question concerns the possible carryover business from Q1, how much that may have added to the quarter. But I’m also curious about another comment you made by saying you have higher backlog, there were higher backorder volumes at the end of the quarter. What’s the dynamics of how that worked because essentially you had higher backlog at the end of Q1 too or higher backorder business with the shipments not having been made. So what’s the relation between the two of those and what’s the reason for the backorder business at the end of Q2?

N. Wilkin	Sure, a couple of things, Kevin. Traditionally our business hasn’t had a lot of backorder and that’s been the case for quite some time, but this year we’ve seen an unusual amount of backorder. I’d classify the backorder to two components. In the first quarter we had an increase in the backorders plus we had less than $500,000, but a significant amount of dollars that we expected to fall in Q1 but because of weather conditions and other delays, ended up falling into Q2.

At the end of Q2, we’re also seeing backorder amounts that seem to be maintaining high levels, not as high as Q1 which was part of a shift because of an unusual circumstance, but still higher than normal. And backorders consist of orders where the customer essentially says look I’m ordering it, but I want to have delayed delivery or otherwise is going to be delivered later given our normal lead times.

I think this is an indication of increased market demand and so that’s really the relationship. Overall increased backorder this year, additionally there was an amount that was unusual at the end of the first quarter, but still seemed to have higher backlog orders this year.

K. Wenck	Alright. Thanks for your help on those, Neil.

Operator	Thank you. Our next question comes from Matthew Curtis. Please state your company followed by your question.

M. Curtis	Kenny Securities. Good afternoon, Neil. A couple of just real quick questions here. First, you had mentioned just a second ago in answering some of Kevin’s questions that some of the Army products and some of the other things that’s helped lead to these higher margins at least in the second quarter here.

Is that more of what we’re seeing that it’s particular products that are in demand and not necessarily pricing inconsistencies that we’re seeing in the marketplace that are leading to these increased margins for you?

N. Wilkin	The only pricing differences in mix is because of a different type of product. I guess I’m not sure I completely understand your question.

M. Curtis	Sure. I guess the question is more along the lines of is the pricing you’re able to get on these products the result of you having a product that either no one else or very few other people are able to supply or is it a factor of overall demand in the marketplace causing a rise in prices for everybody?

N. Wilkin	We’re not seeing an overall increase in prices in the market. That may change at some time as the market recovers, but at this point we’re not seeing the types of increases for example you’re seeing in the copper side because of copper increases and the increases in copper cable that the market’s sustaining.

So at this point what it really relates to is products that are traditionally higher end products being sold that’s creating that difference. Does that answer your question?

M. Curtis	Yes, it does. You had mentioned just a second ago about some of your backorder information. Is any of this a function of orders coming later in the quarter than has been experienced in the past or is it just a function of overall increased activities in the level of orders over the quarter?

N. Wilkin	We seem to have a backorder, if I’m understanding the question correctly, increases consistently at the end of each month throughout the quarter; it’s not just at the end of the quarter. And so it seems to be indicative of the fact that customers are ordering ahead of time for later delivery than otherwise would be the case. And that’s sometimes the case for larger projects or projects that need planning ahead of time in order to complete.

M. Curtis	Okay and just finally here real quick, some of the costs related to the market segment initiatives that we saw in the SG&A, do you see continued increases in that throughout the year? Can you tell at this point and what does that market segment initiative look like as it becomes more fully implemented through your institution?

N. Wilkin	We hope that we’re going to continue to see increases and we have in some of the market segments. We’ve talked previously about the fact that we’ve rolled out the product line for the industrial market and in other markets and we are seeing some increases there and we continue to see those as people see our product as the value-added product that it is as well as in certain instances as customers convert from a copper solution to a fiber solution.

I’m not sure how I can quantify that going forward other than the fact that we’ve seen increases and expect to continue to see that payoff.

Some of that business obvious is additive and some of it’s business that maybe we would have gotten anyway, but targeting the specific market segments really provides us with an advantage to show the customer all of our capabilities in a more complete way.

M. Curtis	I guess my question was more along the lines in terms of the cost structure. Particularly in terms of the SG&A, is it feasible that we’re looking at another $500,000 increase in the coming quarters or has most of that been absorbed at this point or how do you see that?

N. Wilkins	At this point I really believe that most of that’s been absorbed and if anything, our target is to have SG&A below the $4 million mark. Most of our advertising and a lot of our marketing efforts are more weighted towards the first half of the year and that became more evident I shouldn’t say became more evident so much as was highlighted because of the fact that our SG&A expenses were a little bit more than what we’ve traditionally seen.

But what we’ve also been doing and we talked about the compensation expenses increasing, we’ve been adding personnel necessary and appropriate to make sure that we have filled out the teams necessary to sustain a higher sales level and are building more capabilities to provide a value-added service and product to our customers and so that’ll continue.

We do have some additional hires we’re going to be making, but at the same time we believe expenses are going to be around or a little bit less than $4 million. Does that answer your question?

M. Curtis	Yes, it does. Thanks very much.

Operator	Our next question comes from Richard Friary. Please state your company name followed by your question.

R. Friary	Good afternoon. The previous caller touched a little bit on what I’m going to ask. But what are you guys going to do to get your levels of profitability up? If your gross margin goes back down and your SG&A is where it is, are you guys going to even be making an operating profit?

N. Wilkin	Yes, we’re very committed to doing that and expect that we will continue to operate at a profit. Part of what we’ve been doing is carefully building our infrastructure at the same time and slightly ahead of increases in sales, so there’s sort of this balancing act going on.

We haven’t wanted to cut the critical mass that we’ve been building to sustain a much more robust sales figure and sales growth. And so while our competitors have been cutting back to essentially get to breakeven, we’ve been actually building and foregoing what may have been higher profits in the short term for what we’re certain will be stronger profitability and higher sales in the long term.

R. Friary	Do you see I’m trying to think of how to ask this. But you’ve got some of this higher margin business I think with the military and maybe in some other places that you’ve discussed. Are you going to be able to do that business consistently going forward? Are these steady customers or is it sort of a one time thing and you won’t be able to make those improvements in margins on a steady basis?

N. Wilkin	One thing, I didn’t mean to imply that the military was the sole source of higher margins. You know it’s based on the type of product and the expense and the technology that goes into making the different products and so it’s mainly in the market segments that we have those benefits. I’m sorry, Richard, what was your question again?

R. Friary	I’m just wondering if this higher margin business is going to stick?

N. Wilkin	Sure. I think that it should because the market segment initiatives hopefully will continue to expand and that is an area where we’re more likely to see higher margin products and value added products.

Additionally, our customer base is very diversified and so we’re not relying on any one customer type or single customer for the most part that would create a situation where we’d be concerned about sales dropping going forward. And I think also what factors in here is the fact that we have seen a return to the seasonality patterns that we’ve seen in the past and so the second half of the year we expect our sales to be higher than they have been in the first half.

Operator	We have a follow up question from Kevin Wenck. Please go ahead, sir.

K. Wenck	Neil, the stock grants, how much did they add to SG&A in the second quarter?

N. Wilkin	I don’t have that figure in front of me.

T. Smith	A little bit over $60,000 for the quarter.

N. Wilkin	Did you hear that, Kevin? That was Tracy.

K. Wenck	Now is that the full amortization of the grants that have been vested so far or is there going to be an ongoing quarterly amortization of that?

N. Wilkin	There’s an ongoing quarterly amortization. That’s the amount of what’s actually vested so far, so in other words the grant was 149,000 shares that were granted to members of the management team which includes everyone at the level of director and above. They vested over a period of a little bit less than 4 years and that expense, based on the stock price at the date of grant which was I think $6.60, is being amortized evenly over the quarters over which those stock grants vest.

K. Wenck	Okay. Is there any way you can break out or in terms of the additional marketing and market segmentation expenses, is there any way you could break out what might have been a one time expenditure in the quarter and maybe give us some examples of that and what might be an ongoing addition to the expense base?

N. Wilkin	Sure, absolutely. I think that that’s one thing that’s important to note is that this quarter and the first half of this year we had a number of expenses that aren’t necessarily recurring including an updated catalog and the website revisions. Charlie, do you want you want to comment on that a little bit?

C. Carson	The website is definitely one. We have introduced to the marketplace a new CD, an electronic version if you will of our catalog. We have a number of other specialty catalogs that have been introduced, all of which did not occur last year and will not be repeated in the latter half of this year. I think that’s fair to say.

N. Wilkin	The other thing that’s happening is it doesn’t take much as far as an expense increase to really affect our net income because of the fact that financially we’re not an exceptionally large entity notwithstanding the fact that if you look at the enterprise market in North America we’re at this point number 2, if you look at the KMI research, behind Corning.

So we have a very strong presence in our market, but it goes to the fact that our market segment that we participate in isn’t exceptionally large.

K. Wenck	In terms of vertical markets that you could better segment and better address with comprehensive sales and marketing programs, how many do you think you’ve gotten to so far with new programs that have been initiated over let’s say the last year and how many more have you identified that you think you can more effectively address in the future?

N. Wilkin	I’ll make a couple of comments and then maybe Charlie will jump in here. We’ve identified and we haven’t talked about publicly which market segments we’ve specifically targeted purposely because a lot of our competitors take the information we disclose and they can use it to compete against us. And we are not similarly advantaged because a lot of the business that our competitors have is in many different markets and so they don’t really have to disclose the same level of detail of their activities in our market.

K. Wenck	And that’s why I asked the question the way I did and did not ask you about the specific markets.

N. Wilkin	Right. We’ve identified 6 targeted markets which includes a number of sub-markets. There’s a couple, for example cable that are ruggedized, where there are markets that are similar even though they’re sort of sub-segments and we’ve been attacking those.

The largest of the market segments we’ve already rolled out programs to penetrate those markets and have been successful in doing so. We purposefully focused on the markets where we thought we could get the biggest return the quickest and some of the smaller markets are ones that are going to take longer to develop. We haven’t been as focused on rushing to roll out into those market segments.

There’s probably 2 or 3 additional market segments that we haven’t looked at or haven’t done substantial activity that we’ll continue to move towards rolling out although we are selling in those markets, notwithstanding the fact that it’s less of a concentrated effort. Did you want to add something, Charlie?

C. Carson	Just from a marketing expense standpoint, probably three-quarters to four-fifths of our spending has happened in the market segments just for the reason you mentioned - the larger segments are complete in terms of marketing material, etc.

K. Wenck	Okay. Can I be allowed two quick questions?

N. Wilkin	Sure.

K. Wenck	Cap ex year-to date and projected cap ex for the remainder of the year and also headcount.

N. Wilkin	Sure. Right now our headcount which is something we disclose in our 10-K, I think the number is about 188.

K. Wenck	At the end of Q2 or currently?

N. Wilkin	The end of Q2. Cap ex is a little bit under $400,000 year-to-date which is ahead of what we spent last year. We had talked in terms of budgeting over $2 million. I don’t know if we’ll get to the point that we’ve expended all those funds, but we still have substantial expenditures that we haven’t made that we’ll be incurring with respect to an ERP system and additional upgrades to equipment as well as further rollouts of the automation system. So there are some additional capital expenditures that we’ll be making.

K. Wenck	Okay. Thanks for your help.

Operator	We have a follow up question from Richard Friary. Please go ahead with your question.

R. Friary	I know you kind of touched on this a little earlier. I don’t know if you can expand on any indications you’re seeing from any of your major customers that there’s some sort of a turn coming?

N. Wilkin	Most of our major customers are saying that they see single digit growth in our industry. What they also seem to be telling us is that our market position is improving so we’re hearing that anecdotally in the marketplace as well as through other sources of research that we have that objectively measure where we’re at.

People are seeing some increases in other sectors that relate to our business. For instance copper is seeing more of an increase partially a result of price increases necessitated by the increase in copper prices. And so I don’t see things getting any worse, I do see things getting better and in the single digit range is where we expect to see our growth this year and we expect to see market growth and it may be on the lower end of single digits.

Now next year hopefully we’ll start to see further increases and higher percentage growth. We haven’t stated exactly what that percentage will be and of course our visibility is limited just like everyone else’s is but hopefully it’s on the higher end of the single digits or even in the low double digits.

R. Friary	Alright. You mentioned copper there for a second. I’m wondering if you’re seeing any pressure on your products from copper or any sort of wireless applications?

N. Wilkin	Actually just the opposite. Wireless helps us and copper, while there are some new developments in the 10 gig copper products, overall eventually people have to move to fiber because of the bandwidth. It’s higher bandwidth than copper. It’s higher bandwidth than wireless.

R. Friary	Alright and just tell me how wireless helps you, quickly.

N. Wilkin	Sure, we’ve talked about this before and Charlie can jump in too if he’d like. But generally when you’re powering a wireless site, you have to have fiber to put into that site. So even though it’s wireless from the site to the users, there’s still a fair amount of fiber that goes in to set up that communication point or that node. So what we’ve seen when wireless applications are being installed there’s a demand for fiber and we sell into that.

R. Friary	Alright, thank you.

Operator	We have another follow up question from Kevin Wenck. Please go ahead.

K. Wenck	Sorry, if these are annoying.

N. Wilkin	Not at all.

K. Wenck	Charlie, concerning the 1 gig and 10 ethernet market, on the 1 gig how much do you think is going to copper at this point and how much do you think’s going to fiber? And for the part that’s going fiber what would be a rough guess of year-over-year industry growth rates of that? I’m not going to ask you for your own internal growth rate for your products. And on the 10 gig market just some general comments on how you think that’s developing at this point.

C. Carson	Kevin, the 10 gig is developing a little bit slower that we had expected or I think the industry had expected. It’s in the range of, and this is for fiber, low single digits. The 1 gig is more commonly being used and it’s in the high single digits.

In terms of fiber versus copper, the impression right now as we’ve talked about it in the past a majority of the fiber going into buildings and the verticals is fiber; a majority going in the horizontals to the desk are copper.

When you see a 10 gig or a 1 gig application, the chances are if people are thinking of those bit rates, they’re thinking of fiber because they understand the future and the future’s going to someone once said, “you will never need any more capacity,” and two years later they were upgrading.

So the chances are they are thinking of fiber and I believe that’s what we and our competition are seeing plus standards are still being developed for the 10 gig. For example on copper, those are not firmly in place yet and people have active development programs underway just to develop both the standards and the products.

K. Wenck	Yeah, I’ve heard they’ve got it running about 3 or 4 feet at this point.

C. Carson	Yeah, it’s actually a little …

N. Wilkin	I think it’s actually longer than that.

C. Carson	Yeah, it’s a little longer than that, but there are some major investment dollars going into perfecting those, especially the 10 gig products for copper.

N. Wilkin	For the cooper side it’s actually longer than you think, Kevin. But what’s interesting is in order to develop this higher copper product, it comes at a significant cost and so at some point it’s easier to sell fiber than it is to try upgrade copper. Of course there’s still a lot of copper capacity out there that people are trying to fill and that’s partly what’s creating this situation.

C. Carson	And if you get into the testing and certification of a system after it’s installed, it becomes very much easier to install fiber than copper.

K. Wenck	Okay. Thanks for your comments on that and then one short one, Neil. Concerning the Anicom settlement, how long did it take you to get the 8 X 10 glossy that you needed to get them to agree to that sum?

N. Wilkin	There was no claim. They didn’t have a credible claim, it was a nuisance settlement.

K. Wenck	Yeah, well great getting rid of that. Congratulations, I thought it was a good quarter.

N. Wilkin	Thank you.

Operator	Mr. Wilkin, there appears to be no further questions at this time. Please continue.

N. Wilkin	Thank you, everyone, for taking time to participate in our second quarter earnings call this afternoon. We appreciate your time, your questions and your interest in Optical Cable Corporation. I look forward to talking to you all next quarter. Thank you.

Operator	Ladies and gentlemen, this concludes the Optical Cable second quarter earnings 2004 conference call. If you’d like to listen to a replay of today’s conference, please dial in at 1-800-405-2236 with the passcode of 582214.

You may now disconnect and thank you for using ACT Teleconferencing.